Oncolytics Biotech® Announces Publication Demonstrating Pelareorep Creates Immune Responses in Liver Cancer That Make Tumors Susceptible to Immunotherapy

Data support pelareorep’s potential as a backbone therapy to transform immunologically inactive liver tumors into a phenotype that will respond to immune-based intervention

SAN DIEGO, CA, September 29, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced data published in the Proceedings of the National Academy of Sciences show pelareorep’s ability to change an immunologically inactive liver cancer tumor microenvironment into one that is immunologically active and potentially susceptible to immune-based therapy. The academic paper titled “MicroRNA-driven regulation of immunosuppressive microenvironment in hepatocellular carcinoma” was published in Proceedings of the National Academy of Sciences on September 28, 2026 (link to the paper). Pelareorep is an investigational, systemically active immunotherapy that promotes potentially protective immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes.

“This publication provides additional evidence that pelareorep alters the tumor microenvironment in traditionally challenging indications,” said Thomas Heineman, MD, PhD, Chief Medical Officer of Oncolytics. “The ability to enable chemotherapy, checkpoint inhibitors, RAS inhibitors, and other treatments to be viable in cancers that have previously been untreatable is helping to drive our business development conversations. While liver cancer is not an indication we intend to pursue at this time, the data align with our narrative that pelareorep works in challenging tumor types and can be considered a backbone immunotherapy that can improve the activity of many cancer treatments, while maintaining a favorable safety profile.”

Hepatocellular carcinoma tends to have low levels of CD8+ T cell infiltration and Inducible T cell Costimulatory Ligand (“ICOSL”) in addition to high levels of Transforming Growth Factor Beta / Suppressor of Cytokine Signaling 1 / Yes-associated protein 1, which are signs of a significantly immunosuppressive tumor microenvironment. Preclinical data presented in this publication show that infection with pelareorep reversed several of these effects, including dramatic increases in PD-L1 expression, ICOSL levels on tumor cells, and CD8+ T cell density. These changes imply the tumor microenvironment shifted from immunologically inactive or “cold” to “hot” or immunologically active, enabling immune-mediated lysis of tumor cells.

This cascade of immune responses creates an environment in which checkpoint inhibitors and other therapies can be effective. Pelareorep has previously shown the ability to initiate coordinated changes in the tumor microenvironment, including the formation of tertiary lymphoid structures, that are associated with improved responses to immunotherapy. In this paper, there is a noted increase in CD8+ T cells, PD-1/PD-L1 upregulation, and Inducible T cell Co-stimulator-ICOSL signaling. These are all necessary conditions for immunotherapies like checkpoint inhibitors to work in liver cancer, which is an especially challenging tumor type.

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies, its belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; implications of the preclinical data from the publication; the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers; and plans for future disclosure of clinical trial results. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com